INDIANA ENERGY
1st Quarter Results
Moderator: Jeff Whiteside
January 27, 2000, 9:30 a.m. EST

Operator:

Good morning everyone and welcome to the Indiana Energy first quarter conference call. This all is being recorded and is copyrighted material. Therefore, please note that it can not be recorded, transcribed or rebroadcast without the company's permission. Your participation implies consent to our recording this call. If you do not agree to these terms, simply drop off the line. Now I would like to turn the call over to Mr. Whiteside, the Director of Investor Relations. Please go ahead sir.

J. Whiteside:
Thank you. Good morning and welcome to our teleconference highlighting the first quarter results of Indiana Energy. As the operator mentioned, I am Jeff Whiteside. We are pleased that you could join us this morning. I hope that all of you received a fax of our quarterly financial report that includes highlights and our financial statements for the first quarter of 2000. If for some reason you did not, you may obtain one immediately by calling 1-800-366-9831. Today we will be discussing certain subjects that pertain to our growth strategy and may contain forward-looking information. I would caution you that actual results could differ materially from those that will be projected in our discussions. Additional information concerning factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-Q filed with the Securities and Exchange Commission on August 12, 1999.
Today you will hear from Jerry Benkert, Vice President and Controller, and Carl Chapman, Senior Vice President and CFO.
Also joining us today are Ron Christian, Vice President and General Counsel and Steve Schein, Vice President and Treasurer. Jerry will provide you our first quarter results. Then Carl will provide a general update regarding our announced merger with SIGCORP to form Vectren Corporation and information about Indiana Energy's efforts to achieve its previously announced growth strategy. As always, at the conclusion of our remarks we will allow time for questions and answers. And with that I will ask Jerry to begin his remarks.

J. Benkert:
Thank you Jeff and good morning everyone. As Jeff mentioned you should have received our quarterly financial report that includes highlights and financial statements for the quarter and 12 month periods ended December 31. I will cover first quarter results comparing them to last year and also provide some guidance regarding our view toward the remainder of the year. Weather once again has adversely affected the results of Indiana Energy. For the quarter, weather was 17 percent warmer than normal and the same as last year. Utility gross margin increased by $1.2 million or 2 percent over last year primarily due to additional residential and commercial customer growth. We believe weather may have impacted first quarter results by about 17 cents.

As a general rule, we have found that earnings per share are impacted by about 2 1/2-3 cents for each annual percent weather varies from normal. Although warmer than normal weather continued in early January, there has been recent improvement. As of yesterday, we have lost about 400 heating degree-days or 7% on an annualized basis. Assuming normal weather for the remainder of the year, we would expect earnings per share to be lowered as much as 20 cents for the year. Operation and maintenance expenses were held to about the same level while depreciation and amortization were up quarter over quarter by 9% or approximately $900,000 due to normal additions to plant and the implementation of the new customer information and work management system. We expect depreciation and amortization expense to continue to match expected levels. However, we do believe operations and maintenance expense will increase over expected levels for fiscal 2000 as much as 2 cents per share. As Vectren, we expect redeployment of resources including personnel, will allow us to aggressively manage these expenses in the future.
Taxes other than income taxes including gross receipts tax and property taxes were up about $200,000 or 5%. Equity in earnings of unconsolidated affiliates was down about $3.0 million of which $2.6 million can be directly attributed to lower earnings from ProLiance. During our November 22, 1999 teleconference, Carl
Chapman explained that we expected Indiana Energy to recognize lower first quarter earnings due to a timing issue related to the recognition of hedging the natural gas storage inventory at the company's marketing affiliate, ProLiance Energy. During the first quarter, this loss was equivalent to 5 cents per share. The impact of the storage inventory hedges will be offset by gains as the inventory is sold under related physical sale commitments principally during the second quarter of the fiscal year. In addition, Pace
Carbon also contributed $400,000 to the equity in earnings decline, however, this amount is somewhat offset by tax credits. Carl will discuss Pace Carbon in more detail in a moment. Interest expense increased by approximately $1.0 million primarily due to additional average debt outstanding at Indiana Gas and higher interest rates.
The additional debt is partially attributed to seasonal and weather shortfalls and we expect short-term debt levels to return to more normal balances by year-end. Anticipating some increases in interest rates we would expect increased interest expense to have a 2 cent impact on year-end expected results. Income taxes were down by $1.2 million due to lower earnings and increased tax credits. We indicated last
November that Indiana Gas would contribute $1.40 to $1.44 to overall earnings. Taking into account the projected margin impact of 20 cents based on weather, as well as the modest increases in both operation and maintenance and interest expense, we now expect Indiana Gas will contribute about $1.16 to $1.20 to fiscal year 2000 results.
While our growth strategies continue to be effective, weather and increasing interest rates have adversely affected the results.
We continue to manage controllable costs while staying focused on completing the Vectren merger and closing the acquisition of DPL's gas utility assets. With that I will turn it over to Carl.

C. Chapman:
Thanks Jerry. Before I comment on our first quarter results and our expectations for IEI Investments for the remainder of this year let me give you a brief update regarding our merger with SIGCORP to form Vectren Corporation and our agreement to purchase Dayton Power & Light's natural gas distribution business. The Vectren merger remains on track to close by the end of the first quarter right in line with our original expectations.
In December of 1999, the merger was approved by the Federal
Energy Regulatory Commission and by the shareholders of Indiana Energy and SIGCORP. On January 18th, we received official notice from the United States Department of Justice that it has closed its investigation of the proposed merger. As a result, no further action from the DOJ is required in order for the companies to consummate the merger. Approval of the Indiana Utility Regulatory Commission is not required to consummate the merger. However, we voluntarily submitted to an informational investigation by the IURC to provide our regulator with the means to better understand the merger. It is not necessary for this proceeding to be concluded prior to the consummation of the merger. The last two regulatory milestones required to complete the merger are approvals from the Securities and Exchange Commission regarding our request that Vectren be an exempt holding company under the Public Utility Holding Company Act and the approval by the Federal Communications Commission for the transfer of control of radio licenses presently held by SIGECO. We do not anticipate problems with either issue.

Regarding the DPL transaction, we are extremely encouraged with the reception of management and employees and the enthusiasm they have shown in our discussions. In addition, we have met with Ohio regulators and we hope to complete the transaction by June 30.
We are excited about the combination of the Vectren merger together with the acquisition of DPL's gas operations, and we remain focused and on track to deliver 10% average earnings per share growth through 2004.

As the merger becomes more imminent we realize you will be increasingly more focused on Vectren and we expect to share the Vectren strategy in detail with you at an analyst conference close to the time of the merger. However, today our focus remains on Indiana Energy. Last November we laid out our plan to achieve
$1.75 to $1.79 earnings for Indiana Energy in 2000, given normal weather. Under that plan, IEI Investments would contribute 35 cents to net income as a combination of earnings from subsidiaries, unconsolidated affiliates and tax credits.

For IEI Investments, I believe our non-regulated plans are in place. As you may recall from our November teleconference, 1999 was a banner year for ProLiance. Jerry has already reminded you of a timing difference in comparing ProLiance earnings quarter over quarter, but we still believe ProLiance will match their 1999 earnings levels in 2000.

As we have discussed many times, in addition to ProLiance, Indiana Energy has successfully managed several non-regulated investments that complement our core competencies. I would like to make a few comments on three of our more significant investments, being Energy Systems Group, Haddington Energy Partners and Reliant Services.

In December, Energy Systems Group, our energy service performance contractor, signed the $27 million Enhanced-Use Lease for construction and operation of an energy center in Johnson City, TN. This is the first contract of its kind with the federal government and is part of the seven-state award for the department of Veterans' Affairs. While it took a long time to finalize this contract, we are excited about its profit potential during the 18-month construction period and during the life of the lease.

IEI Investments has now invested approximately $7 million of its $10 million commitment in Haddington Energy Partners. Again, although relatively small, Haddington is on pace to begin providing earnings in 2000 in accordance with our expectations. Obviously, Haddington has been very active in completing its investments and we will share additional details in our next conference.

Reliant Services, our joint venture with Cinergy, continues to grow by providing underground facilities locating, construction services and meter reading services to 14 telecommunications and utility companies in Indiana, Ohio and Kentucky. Reliant has been profitable since its inception, and with the addition of meter reading services in late fiscal 1999, we believe it should slightly exceed expected earnings for fiscal 2000.

These joint ventures and other investments, while generating modest returns for 2000, provide excellent opportunities for future earnings growth. In addition to these joint ventures and other investments, IEI Investments also has a Section 29 investment in Pace Carbon and six investments in various affordable housing projects that primarily contribute to earnings through tax credits. These investments were originally expected to contribute 10 cents to 12 cents to IEI earnings for fiscal 2000. Production of briquettes at Pace Carbon has improved dramatically at each of the four sites due to the process enhancements. In fact, some hourly production runs at each site have been beyond even our highest expectations. However, we are experiencing a very soft coal market. As a result, production will be reduced to ensure that all briquettes made can be sold, which is the driver for securing credits. While this problem is expected to be resolved as utilities work off inventory buildups related to Y2K and warm weather, it will likely impact fiscal year 2000 results by about 4 cents. Coupled with slightly greater expectations at other investments, particularly Reliant and Haddington, we now expect an EPS contribution from IEI Investments of 32 cents rather than the 35 cents previously communicated, which is still an increase of over 40% from 1999.

Taking into account the new expectations for Indiana Gas' contribution of $1.16 to $1.20, we now believe $1.48 to $1.52 is a reasonable range for 2000 earnings for Indiana Energy. Based on recent trading prices of less than $16.00 per share, I assume you agree that Indiana Energy stock is trading at a significant discount compared to our peers. This can probably best be demonstrated by our P/E ratio of less than 11 times expected earnings and, adjusted for weather that P/E falls to less than
10. While P/E ratios generally have moved down, these levels are below what we would expect from a low growth energy company, let alone one like IEI, which is focused on growth. In addition, when our dividend yield of approximately 6% and our 1999 payout ratio of 67% which was achieved in a very warm year are compared to other LDC's, we believe that the market has significantly undervalued Indiana Energy.

We recognize there may be perceived uncertainties with the merger, and recent increases in interest rates have had a negative impact in the performance of our stock. However, we believe that Indiana Energy and SIGCORP will merge by the end of the first quarter to form Vectren Corporation. We also continue to manage day to day operations in a cost effective and efficient manner while diligently pursuing the close of the Vectren merger and the acquisition of the DPL gas properties. Finally, we truly believe that we are creating a very strong company with a large footprint in a single region that is focused on delivering a 10% growth target. Wih that I will stop and ask for questions.

J. Whiteside:
As always, we appreciate your time and interest in Indiana Energy. Please let us know if we can provide any additional information regarding this teleconference or other topics. We look forward to talking to you in the future.